Exhibit 99.1

Bion Files for Broader Patent Protection of its Third Generation Technology Platform
July 26, 2017. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment and resource recovery technology, announced it has filed a continuation of its September 2015 patent for a livestock ammonia recovery process that converts the ammonia into stable ammonium bicarbonate. The filing will provide broadened protection for improvements to the technology platform that will enable naturally-occurring ammonia and carbon dioxide in the waste stream to be captured, separated, distilled, recombined and concentrated into a solid (crystal) ammonium bicarbonate product.
Ammonium bicarbonate, manufactured using chemical processes, has a long history of use as a fertilizer. Bion anticipates the ammonium bicarbonate produced in its system can be certified for use in organic production, since it is recovered in a series of physical processes, under controlled temperatures, and without additives. Organic certification for Bion’s ammonium bicarbonate will result in substantially higher values than chemically-produced alternatives. Bion anticipates the leftover residual solids, which contain the remaining nitrogen, as well as salts and minerals, can also be processed to qualify for organic use as a soil amendment product, depending on market values.

The 3G technology platform utilizes existing evaporation and distillation process equipment, with decades of reliability and service history, that is customized for Bion’s specific applications. Bion and its technology vendors are preparing final pilot studies to optimize recovery efficiencies, prior to an initial commercial scale installation. Bion anticipates it will complete the optimization studies and file for organic certification by the end of the third quarter in 2017. Bion anticipates it will commence developing an initial 3G commercial scale installation in early-2018. Commercial field trials of the fertilizer byproducts will be ongoing.

Craig Scott, Bion’s Director of Communications, stated, “The 3G technology platform has undergone substantial improvements since the first patent was filed on it in 2014. While investor focus has mostly been on the status of Pennsylvania Senate Bill 799 and its ability to create a market for nutrient credits, it is important to note that the 3G revenue model is comprised of four distinct revenue streams: nutrient credits, fertilizer byproducts, renewable energy, and sustainable branding. A diversified revenue stream substantially reduces risk; and, over time, it will enable Bion to compete more effectively in each of those market segments where revenues are generated.”

Bion Environmental Technologies’ patented, next-generation technology provides verified comprehensive treatment of animal waste from large-scale livestock production facilities. The technology platform achieves dramatic reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream, while improving resource and operational efficiencies through the recovery of valuable byproducts. For more information, see Bion’s website, www.biontech.com.
This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘if adopted’, 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.
Contact information:
Craig Scott
Director of Communications
303-843-6191 direct